Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated September 10, 2024, with respect to the financial statements of Applied Avionics, Inc., as of and for the year ended December 27, 2023, included in this Registration Statement on Form S-1. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement on Form S-1.

/s/ Whitley Penn LLP

Fort Worth, Texas

December 9, 2024